Exhibit 3.6

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAVICO CORP.

Pursuant to the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “DGCL”), CAVICO CORP., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST:

The present name of the Corporation is CAVICO CORP. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 13, 2004.  The date of filing of the Amended and Restated Certificate of Incorporation was May 6, 2009.

SECOND:

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation.  The Corporation’s stockholders, at a special meeting of the Corporation’s shareholders on April 27, 2009, granted discretionary authority to the Corporation’s Board of Directors to amend the Corporation’s Certificate of Incorporation to effect a reverse stock split of the Corporation’s common stock at any whole number ratio between one for twenty and one for sixty, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors, without decreasing the number of the Corporation’s authorized capital stock.

THIRD:

Article Fourth, Section (3)(b) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding a new paragraph at the end thereof, such paragraph reading in its entirety as follows:

The issued shares of the Corporation’s Common Stock, upon the effectiveness, pursuant to the General Corporation Law of the State of Delaware, of the Certificate of Amendment, dated July 27, 2009, to the Amended and Restated Certificate of Incorporation, shall be reverse split, on a one-for-40 share ratio, with each 40 currently issued shares of the Company’s Common Stock being replaced by one post-split share of Common Stock (“Reverse Split”).  No fractional shares of Common Stock will be issued in connection with the Reverse Split. All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share.  Par value shall remain unchanged.  All other rights and privileges of the Common Stock shall remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Amended and Restated Certificate of Incorporation to be signed by Ha Quang Bui, its Chairman and Chief Executive Officer, this 24th day of July, 2009.

CAVICO CORP.

By

/s/ Ha Quang Bui _________________

Chairman and Chief Executive Officer